EXHIBIT 18    INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S PREFERABILITY LETTER

July 15, 2010

Board of Directors
CSX Corporation
500 Water Street
Jacksonville, Florida 32202

Ladies and Gentlemen:
Note 1 of Notes to consolidated financial statements of CSX Corporation included in its Form 10-Q for the three and six month period ended June 26, 2010 describes a change in the method of accounting for rail grinding costs. There are no authoritative criteria for determining a 'preferable' method of accounting for such costs based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reason, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 25, 2009, and therefore we do not express any opinion on any financial statements of CSX Corporation subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP